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                                                                   Exhibit 10.2


                   SEPARATION AGREEMENT AND COMPLETE RELEASE


        This Separation Agreement and Complete Release ("Agreement") is made this 17th day of November, 1995, by Robert W. Burdick (hereinafter "Bob Burdick") and Yellow Corporation, a Delaware corporation, its predecessors, successors, subsidiaries, affiliates, assigns, officers, directors, agents and employees (hereinafter collectively referred to as "Yellow").

        WHEREAS, Bob Burdick has indicated a willingness to resign as Senior Vice President, Corporate Development and Public Affairs of Yellow effective November 30, 1995; and

        WHEREAS, Bob Burdick and Yellow desire to settle fully and finally all issues between them, including, but not in any way limited to, any disputes that might arise out of Bob Burdick's employment with Yellow and termination of that employment; and

        WHEREAS, Bob Burdick has had access to confidential and proprietary information and knowledge about Yellow's business and business practices, including, but not limited to, Yellow's personnel and their capabilities, operating capabilities, operating plans, corporate strategy, strategic alliances, marketing strategy and systems' capabilities (hereinafter collectively referred to as "Company Information"), the use or disclosure of which would be contrary to the interests of Yellow; and

        WHEREAS, in consideration of Bob Burdick's agreeing not to divulge any "Company Information," and in consideration of his releasing Yellow from certain claims and for the other considerations herein indicated, Yellow is willing to provide Bob Burdick with the payments, benefits and perquisites provided below; and

        WHEREAS, Bob Burdick desires to enter into this Agreement for the considerations herein indicated;

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

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   1.   Bob Burdick will submit his written resignation as Senior Vice
President, Corporate Development and Public Affairs of Yellow effective November 30, 1995, in the form attached hereto as Exhibit A.

        Yellow will permit Bob Burdick to remain on its payroll with the status of an employee at a compensation rate of $18,338.77 per month from November 30, 1995 (a) until such time as Bob Burdick obtains "other employment" (as defined herein); (b) through January 31, 1998, inclusive; or (c) until such time as Bob Burdick breaches this Agreement, whichever occurs first. In the event that Bob Burdick obtains "other employment" as defined herein, his status as an employee of Yellow shall cease as of the commencement date of such "other employment," and Yellow shall pay to Bob Burdick within ten days of such commencement date, in a lump sum, fifty (50) percent of the compensation that would have been due Bob Burdick from the commencement date of such "other employment" to January 31, 1998, measured at a compensation rate of $18,338.77 per month. Bob Burdick's car allowance shall cease effective November 30, 1995. Bob Burdick shall not be entitled to any bonus or incentive compensation payment from Yellow for any year that he remains an employee under this Agreement. Bob Burdick acknowledges that the opportunity to remain on Yellow's payroll after resignation involves a considerable financial benefit to which he is not already entitled and that is not owed to him as compensation for work or services performed by him, but is granted by Yellow as consideration for Bob Burdick's execution of this Agreement.

        "Other employment," as used in this Agreement shall include self-employment or employment by any firm or entity other than Yellow, whether as an employee, officer, director, partner, independent contractor, owner or consultant which meets the following minimum conditions:

        (a) If a salaried position, whether full or part-time, a salary of $110,000 per year. Computation of said salary shall include deferred compensation, bonus award, car allowance, and any other monetary


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compensation in lieu of salary.  In the event that Bob Burdick accepts a salaried position which does not qualify as "other employment" under the conditions outlined above, Yellow will permit Bob Burdick to remain on its payroll with the status of employee for the term set forth in this paragraph, but Bob Burdick shall receive each month from Yellow only the difference between $18,338.77 and his monthly gross earnings from such salaried employment computed on the basis outlined above. Bob Burdick shall submit to Yellow's Senior Vice President and Secretary documentation each month of his gross earnings from such salaried employment, and Yellow shall pay Bob Burdick the difference between such gross earnings and $18,338.77 each month with withholding calculated on the earnings from Yellow after deduction for such salaried employment. The foregoing shall constitute an exception to the payment of salary by Yellow to Bob Burdick on a semi-monthly basis as outlined in Paragraph 3 above.

        (b) If self-employment or employment on an output, fee, hourly or consultant basis, employment which results in gross earnings to Bob Burdick of an average of at least $9,170 in any three consecutive months. Once such $9,170 threshold is reached in any three-month period, Bob Burdick shall be regarded as having obtained "other employment" as of the last of the three consecutive months without further consideration of Bob Burdick's earnings in subsequent months. For the purpose of computing such earnings, services by Bob Burdick shall be regarded as earned in the month in which the work is performed. In the event that Bob Burdick enters self-employment which does not qualify as "other employment" under the conditions outlined above, Yellow will permit Bob Burdick to remain on its payroll with the status of employee for the term set forth in this paragraph, but Bob Burdick shall only receive each month from Yellow the sum of $18,338.77 less that portion of Bob Burdick's monthly gross





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earnings from self-employment which exceeds $5,000.  Bob Burdick shall submit to Yellow's Senior Vice President and Secretary documentation each month of his gross earnings from such self-employment and Yellow shall pay Bob Burdick the difference between that portion of Bob Burdick's monthly gross earnings that exceeds $5,000 and his salary from Yellow of $18,338.77 each month with withholding calculated on the earnings from Yellow after deduction for such employment. The foregoing shall constitute an exception to the payment of salary by Yellow to Bob Burdick on a semi-monthly basis as outlined in Paragraph 3 above.

        Any fringe benefit of Yellow for which Bob Burdick would be eligible as an employee which is based or calculated on Bob Burdick's earnings from Yellow shall be based or calculated on such earnings after deduction of gross earnings from any employment not constituting "other employment." Yellow's medical, dental and vision plans shall cover Bob Burdick while Bob Burdick is engaged in employment not constituting "other employment" only if and to the extent that such employment does not match or equal Yellow's coverage. Any failure of Bob Burdick to report to Yellow earnings within 60 days after the receipt of said earnings from any employment, including "other employment" as defined herein or employment not constituting "other employment," shall constitute a breach of this Agreement with the consequences outlined in Paragraph 5, herein subject to the concepts of materiality outlined in Paragraph 5.

  3. During such time following resignation as Bob Burdick remains on Yellow's payroll with the status of an employee at a compensation rate of $18,337.77 per month, such compensation, minus normal deductions, shall be paid semi- monthly. In addition to such compensation, so long as Bob Burdick remains on Yellow's payroll with the status of an employee, as discussed in Paragraph 2 above, the following additional benefits apply:

        (a) Bob Burdick shall be entitled to continued vesting under the Yellow's Defined Benefit Pension Plan;


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                (b)  Bob Burdick shall be entitled to all other applicable fringe benefits of a non-officer, salaried employee of Yellow, including medical and insurance coverages, except that Bob Burdick shall not be entitled to those benefits that provide payment for time not worked which include holiday, vacation, short and long-term disability.

        4. Yellow will reimburse reasonable outplacement costs for Bob Burdick up to a maximum amount of $12,000, for a maximum period of four months of full service assistance, to be paid to an agency designated by Yellow and approved by Bob Burdick. Yellow will pay the actual charges for Arthur Andersen & Co.'s preparation of Bob Burdick's personal income tax return for the tax year 1995, if Yellow provides the same service to its senior officers for 1995. No tax return preparation will be provided by Yellow for the tax years 1996-1998. Yellow shall permit Bob Burdick to retain the car phone presently installed in his car, with all monthly billings to be switched to Bob Burdick effective December 1, 1995.

        5. Bob Burdick agrees that the provisions and conditions of this Agreement survive the payments to be made to him by Yellow hereunder. Any material breach of the provisions of this Agreement by Bob Burdick, after receipt of written notice by Bob Burdick from Yellow and the failure by Bob Burdick to completely cure said material breach, shall result in the forfeiture by Bob Burdick of his right to any financial payments, benefits, or perquisites payable under this Agreement after the occurrence of the material breach and the failure to timely cure said material breach, and Yellow shall further be entitled to reimbursement by Bob Burdick of all payments made to Bob Burdick after the occurrence of the material breach plus all costs, including attorneys' fees, incurred by Yellow in asserting its right to such reimbursement.

        6. Upon Bob Burdick's resignation as Senior Vice President, he shall return to Yellow any documents or other information relating to Yellow (regardless of their source), including "Company Information" and all related reports, files, memoranda, records, tapes, microfilm and other documents, including duplicates or copies, in his possession or under his control.

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         7.      Bob Burdick understands and agrees that "Company Information"
acquired during the course of his employment, will remain confidential at all times following execution of this Agreement; that he will not disclose or communicate such "Company Information" to any individual or entity not a party to this Agreement, including family members, and that he will not make use of "Company Information" on his own behalf, or on behalf of a family member, or aid or encourage any family member to do so. Bob Burdick specifically agrees that any disclosure of "Company Information" by a family member, or by an individual or entity who has obtained such information from Bob Burdick or a family member, shall be regarded as a breach of this Agreement by Bob Burdick.
         8. Bob Burdick represents and agrees that he will not make any derogatory, disparaging or false statements intended to harm the business or personal reputation of Yellow, its directors, officers and employees.
         9. Except for claims made by Bob Burdick for amounts due to him under this Agreement (an "Agreement Claim"), Bob Burdick acknowledges and represents that he will not file any charges, complaints, or lawsuits against Yellow with any governmental agency or any court which arise out of his employment with Yellow; that he waives any right to bring a lawsuit relating thereto, and waives the right to recover wages or damages in any lawsuit brought by the Equal Employment Opportunity Commission or any third party on his behalf relating thereto.
         10. As a material inducement to Yellow to enter into this Agreement, Bob Burdick represents and agrees to irrevocably and unconditionally release, quit, and forever discharge Yellow and each of its directors, officers, employees, representatives, attorneys, parents, affiliates (and any agents, directors, officers, employees, representatives, and attorneys of such parent companies, and affiliates), and all persons acting by, through or in concert with any of them (collectively "Releasees") , or any of them, from any and all charges, complaints, claims (other than an Agreement Claim), controversies,



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damages, actions, causes of actions, suits, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights under federal, state or local laws prohibiting age or other forms of discrimination including the Age Discrimination in Employment Act and claims growing out of any legal restrictions on Yellow's right to terminate its employees, which Bob Burdick now has, owns, or holds, or now claims to have, own, or hold, or which Bob Burdick at any time heretofore has owned, or held, or which Bob Burdick claimed to have, own, or hold against each or any of the Releases.
         11. Bob Burdick acknowledges that the filing by him of any charge, complaint or lawsuit as described in Paragraph 9 above constitutes a breach of this Agreement. Should such a breach occur, all rights to future payments and benefits due under this Agreement are forfeited and Yellow shall be entitled to reimbursement from Bob Burdick of all monies paid under this Agreement prior to such breach.
         12. Bob Burdick represents and agrees that he will keep the terms and amount of this Agreement completely confidential and he will not hereafter disclose such terms and amounts to anyone except his spouse; his private attorneys, his tax consultants, and any individuals requiring personal financial information; provided that they agree to keep said information confidential and not disclose it to others.
         13. Yellow represents and agrees that it will keep the terms and amounts of this Agreement completely confidential and that it will not hereafter disclose any information concerning this Agreement to anyone except its private attorneys and other key company officials requiring this information in fulfilling the responsibility of their position on Yellow's behalf; provided that they agree to keep said information confidential and not disclose it to others.
         14. Bob Burdick represents and agrees that he has been given at least 21 days time to consider whether to enter into this Agreement, that he has been advised and encouraged to consult an attorney, that he fully



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understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent if any that he desires, he has availed himself of his right, that he has carefully read and fully understands all the provisions of this Agreement, and that he is voluntarily and knowingly entering into this Agreement.
         15. Bob Burdick represents and acknowledges he has been informed that for a period of seven (7) days following the date this Agreement is executed, he has a right to revoke this Agreement. If he does not revoke this Agreement during this seven (7) day period, it shall become effective and enforceable.
         16. Bob Burdick represents and acknowledges that in executing this Agreement he does not rely, and has not relied, upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.
         17. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.
         18. In the event of Bob Burdick's death prior to the completion of the payment to Bob Burdick of any monetary compensation called for hereunder and provided further that Bob Burdick has not breached any of the provisions of this Agreement prior to his death, Yellow shall pay any further monetary compensation due to Bob Burdick's estate on a lump sum basis within ten days after his estate is opened. Provided, however, if Bob Burdick has given Yellow written beneficiary designations during his lifetime then such monetary compensation due under Paragraph 18 at his death shall be paid to the beneficiary designated in such written beneficiary designation.
         19. This Agreement is made in the State of Kansas and shall be construed pursuant to the laws thereof.



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         20.     This Agreement shall be binding on the representatives, heirs, successors, and assigns of the parties hereto, including any successor or successors in bankruptcy or similar proceedings.

         21. This Agreement cannot be changed, modified, or amended in any respect except by written instrument signed by all parties.

         22. The provisions of this Agreement are several, if any part of it is found to be unenforceable, the other paragraphs shall remain fully validated and enforceable.

         IN WITNESS WHEREOF, this Agreement was executed on the day and year first above written.

                               YELLOW CORPORATION

ATTEST:





________________________                                By______________________
William F. Martin, Jr.                                    George E. Powell III
Secretary                                                 President





                                                          ______________________
                                                          Robert W. Burdick





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